Exhibit 99.1

[LOGO] SIGMATEL

FOR IMMEDIATE RELEASE

Investor Relations SigmaTel, Inc. 512.381.3931 investor.relations@sigmatel.com http://www.sigmatel.com/investor-relations	Press Contact Nate Long, Marketing Communications Manager SigmaTel, Inc. 512.381.3913 nlong@sigmatel.com

SigmaTel Files Registration Statement for a Follow-On Offering

Wednesday January 28, 3:15 CST

AUSTIN, Texas (January 28, 2004)—SigmaTel, Inc. (NASDAQ: SGTL) today announced that it has filed a Form S-1 registration statement with the U.S. Securities and Exchange Commission (SEC) for a proposed follow-on public offering of its common stock. The filing provides for an offering of 7,678,628 shares, consisting of 7,428,628 secondary shares offered by existing stockholders and employees and 250,000 primary shares offered by the company. In addition, the selling stockholders have granted the underwriters an option to purchase up to an additional 1,151,794 shares to cover over-allotments, if any.

A registration statement relating to these securities has been filed with the SEC but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This news release shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any state in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such, state.

About SigmaTel:

SigmaTel, Inc. a fabless semiconductor company headquartered in Austin, Texas, designs, develops, and markets proprietary, analog intensive, mixed-signal ICs for a variety of products in the consumer electronics and computing markets, including portable compressed audio players, such as MP3 players, notebook and desktop PCs, DVD players, digital televisions, and set-top boxes. SigmaTel provides complete, system-level solutions that include highly-integrated ICs, customizable firmware and software, software development tools, reference designs, and applications support. The Company’s focus is on providing system-level solutions that enable customers to rapidly introduce and offer electronic products that are small, light-weight, power-efficient, reliable, and cost-effective. SigmaTel is ISO 9001:2000 certified and is committed to providing customers with high performance, quality products along with superior customer service.